ADVISORY MANAGEMENT AGREEMENT

BETWEEN

UNLIMITED SKY REIT, LP

AND

UNLIMITED SKY HOLDINGS, INC.

THIS ADVISORY MANAGEMENT AGREEMENT, dated as of October 21, 2013, is between UNLIMITED SKY REIT, LP, a Virginia limited partnership (the "Partnership"), and UNLIMITED SKY HOLDINGS, INC., a Virginia corporation (the "Advisor").

RECITALS

A. The purpose of the Partnership is to invest primarily in hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas of the United States. The Partnership intends to qualify as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended.

B. The Partnership desires to engage the Advisor to provide information, advice, assistance and facilities to the Partnership and to have the Advisor undertake the duties and responsibilities hereinafter set forth, all subject to the supervision of the Partnership's Board of Directors, on the terms and conditions set forth herein. In consideration therefore, the Partnership desires to pay the Advisor certain fees as herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

(a) "Affiliate" means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other Person, (iii) any officer, director, trustee or general partner of such Person and (iv) if such other Person is an officer, director, trustee or partner of another entity, then the entity for which that Person acts in any such capacity. "Affiliated" means being an Affiliate of a specified Person.

(b) "Certificate of Limited Partnership" means the Partnership's Certificate of Limited Partnership filed with the Virginia State Corporation Commission, including all amendments, restatements or modifications thereof.

(c) "Asset Management Fee" means the fee payable to the Advisor for its services hereunder. Such fee will be paid pursuant and subject to Section 11 of this Agreement.

(d) "Average Invested Assets" for any period means the average of the aggregate market value of the assets of the Partnership invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

(e) "Board of Directors" means the Partnership's Board of Directors as of any particular time.

(f) "Partnership Agreement" means the Partnership's Limited Partnership Agreement, including all amendments, restatements or modifications thereof.

(g) "Calendar Year" means the year ended December 31st and any portion thereof treated by the Internal Revenue Service as a reporting period for the Partnership.

(h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including successor statutes thereto.

(i) "Partnership Net Income" for any period means the total revenues of the Partnership for such period, less expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. "Partnership Net Income," for purposes of calculating Operating Expenses in Section 15 of this Agreement, does not include the gain from the sale of the Partnership's assets.

(j) "Directors" means, as of any particular time, the directors of the Partnership holding office at such time.

(k) "Modified Net Income" means net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real property, and after adjustments for significant non-recurring items and unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect modified net income on the same basis.

(l) "Offering" means the public offering of the Partnership's Shares.

(m) "Operating Expenses" means all operating, general and administrative expenses of the Partnership as determined under generally accepted accounting principles (including regular compensation payable to the Advisor), excluding, however, the following:

(i) expenses of raising capital;

(ii) interest payments;

(iii) taxes;

(iv) non-cash expenditures, such as depreciation, amortization and bad debt;

(v) reserves;

(vi) incentive fees paid to the Advisor, if any; and

(vii) costs related directly to asset acquisition, operation or disposition.

(n) "Organizational and Offering Expenses" means all expenses incurred in connection with the formation and registration of the Partnership and in qualifying and marketing the Shares under applicable federal and state law, and any other expenses actually incurred and directly related to the qualification, registration, offer and sale of the Shares, including such expenses as (i) all marketing expenses and payments made to broker-dealers as compensation or reimbursement for all costs of reviewing the Offering, including due diligence investigations and fees and expenses of their attorneys, accountants and other experts; (ii) registration fees, filing fees and taxes; (iii) the costs of printing, amending, supplementing and distributing the registration statement and Prospectus; (iv) the costs of obtaining regulatory clearances of, and printing and distributing, sales materials used in connection with the offer and sale of the Shares; (v) the costs related to investor and broker-dealer sales meetings concerning the Offering; and (vi) accounting and legal fees incurred in connection with any of the foregoing.

(o) "Person" includes an individual, corporation, partnership, joint venture, association, Partnership, trust, bank or other entity, or government and any agency and political subdivision of a government.

(p) "Property" or "Properties" means partial or entire equity interests, including equity participation interests such as general partnership interests and joint venture interests, owned by the Partnership in real property as described in the Prospectus.

(q) "Prospectus" has the meaning given to that term by Section 2(10) of the Securities Act of 1933, as amended, and as used herein, the term means the Prospectus of the Partnership pursuant to which the Shares are offered to the public.

(r) "Return Ratio" means, for any period, the ratio of Modified Net Income to Total Contributions.

(s) "Shareholders" means the holdersof record of the Partnership's shares.

(t) "Total Contributions" means the gross offering proceeds which have been received by the Partnership from time to time from the sale or sales of the Shares. Total Contributions shall be calculated to reflect the average of the daily amounts during the period in question of the gross offering proceeds which have been received by the Partnership from time to time from the sales of Shares, to extent such Shares are issued and such sales have actually been closed.

(u) "Shares" means the Shares of the Partnership.

2. Duties of the Advisor. Subject to the terms of the Certificate of Limited Partnership, the Partnership Agreement, and the supervision of the Board of Directors, the Advisor, at its own cost and expense, unless otherwise set forth herein, on behalf of the Partnership, shall:

(a) serve as the Partnership's investment advisor and consultant in connection with policy and investment decisions to be made by the Board of Directors, furnish reports to the Board of Directors, and provide research, economic and statistical data in connection with the acquisition, financing, refinancing, holding, leasing and disposition of Properties and other investments of the Partnership;

(b) administer the day-to-day operations of the Partnership and perform or supervise the various administrative functions reasonably necessary for the management of the Partnership;

(c) investigate, select and, on behalf of the Partnership, engage and conduct business with (including, but not limited to, entering into contracts in the name of the Advisor or the Partnership) consultants, accountants, correspondents, lenders, servicers, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and other mortgage and investment participants, any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Board of Directors necessary or desirable for the performance of any of the foregoing services;

(d) act as attorney-in-fact or agent in acquiring, financing, refinancing, leasing and disposing of Properties and other investments, in disbursing and collecting funds of the Partnership, in paying the debts and fulfilling the obligations of the Partnership and in handling, prosecuting and settling any claims of the Partnership, including the foreclosure or other enforcement of any mortgage or other lien securing Properties or other investments, and exercise its own discretion in doing so; provided that any fees and costs payable to independent Persons incurred by the Advisor in connection with the foregoing shall be the responsibility of the Partnership;

(e) negotiate on behalf of the Partnership with banks or other lenders for loans to be made to the Partnership, and negotiate on behalf of the Partnership with investment banking firms and broker-dealers or negotiate private sales of the securities of the Partnership or obtain loans for the Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Partnership;

(f) invest or reinvest any money of the Partnership, as directed by the Board of Directors or subject to such discretionary powers as the Board of Directors may from time to time delegate;

(g) if requested by the Partnership, provide appraisal reports on any real property that is, or is proposed to be, acquired by the Partnership for investment;

(h) at any time reasonably requested by the Board of Directors (but not more than monthly) make reports of its performance of services to the Partnership;

(i) communicate on behalf of the Partnership with the Shareholders of the Partnership as required to satisfy the continuous reporting and other requirements of any governmental bodies or agencies to the Shareholders and third parties and to maintain effective relations with the Shareholders;

(j) counsel the Partnership in connection with policy decisions to be made by the Board of Directors;

(k) provide the executive and administrative personnel and services required in rendering the foregoing services to the Partnership; and

(l) perform such other services as may be required from time to time for management and other activities relating to the assets of the Partnership as the Advisor shall deem appropriate under the particular circumstances.

3. Commitments. In order to meet the investment requirements of the Partnership, but only as determined by the Board of Directors, or any authorized committee thereof, from time to time, the Advisor agrees at the direction of the Board of Directors or any such committee to issue on behalf of the Partnership commitments on such terms as are established by the Board of Directors or any such committee, for the acquiring of Properties or other assets.

4. Duties of the Board of Directors. In order for the Advisor to fulfill its duties, the Board of Directors shall, to the extent it deems proper, provide the Advisor with full information concerning the Partnership, its capitalization and investment policies and the intentions of the Board of Directors with respect to future investments. The Partnership shall furnish the Advisor with a copy of all audited financial statements, a signed copy of each report prepared by independent accountants, and such other information with regard to its affairs as the Advisor may from time to time reasonably request.

5. Advice. In addition to the services described in Section 2 above, the Advisor shall consult with the Board of Directors and the officers of the Partnership and shall furnish them with advice and recommendations with respect to the acquiring of Properties or commitments therefor, or other investments of, or investments considered by, the Partnership, and shall furnish advice and recommendations with respect to other aspects of the business and affairs of the Partnership. In order to facilitate the investment of the funds of the Partnership and enable it to avail itself of investment opportunities as they arise, the Advisor may from time to time be granted, but is not hereby granted, the power and authority to make and dispose of investments and to make and terminate commitments for investments, on behalf of and in the name of the Partnership, without further or express authority from the Board of Directors; provided, however that the Board of Directors shall have the power to revoke, suspend, modify or limit such power and authority at any time or from time to time, but not retroactively. Unless otherwise notified by the

Board of Directors, a representative of the Advisor shall attend all regular and special meetings of the Board of Directors, and the Board of Directors shall notify the Advisor of such meetings.

6. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in the name of the Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Partnership, under such terms and conditions as the Board of Directors may approve, provided that all such accounts shall be maintained in such fashion as to make clear that the funds therein are the property of the Partnership and not of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and to the auditors of the Partnership.

7. Investment Undertakings. The Advisor shall use its best efforts to assure that (i) any mortgage securing a Property of the Partnership shall be and remain a valid lien upon the mortgaged property according to its terms; (ii) the title to any Property is insured by appropriate policies of title insurance; (iii) any Property is duly insured against loss or damage by fire, with extended coverage, and against such other insurable hazards and risks as is customary and appropriate in the circumstances; and (iv) the policies from time to time specified by the Board of Directors with regard to the protection of the Partnership's investments are carried out. Any and all fees and costs incurred by the Advisor in performing such functions, whether payable to its Affiliates or independent Persons shall be borne by the Partnership.

8. Records; Confidentiality. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board of Directors and by counsel, auditors and authorized agents of the Partnership, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Partnership. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated Persons except with the prior consent of the Board.

9. Limitation of Activities. Anything else in this Agreement to the contrary notwithstanding:

(a) The Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of the Partnership as a real estate investment trust as defined in the Code, subject the Partnership to regulation under the Investment Partnership Act of 1940, violate any law, rule or regulation or would otherwise not be permitted by the Certificate of Limited Partnership or Partnership Agreement of the Partnership, except if such action shall be ordered by the Board of Directors, in which case the Advisor shall notify promptly the Board of Directors of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. Notwithstanding the foregoing, the Advisor and its stockholders, directors, officers and employees shall not be liable to the Partnership, or to the Partnership's Board of Directors or Shareholders for any act or omission by the Advisor, or its stockholders, directors, officers or employees except as provided in Section 16 of this Agreement.

(b) In performing its duties and obligations under this Agreement, the Advisor shall abide by and comply with the provisions and policies set forth in the Certificate of Limited Partnership and Partnership Agreement.

10. Relationship with Board of Directors. Employees of the Advisor may serve as members of the Board of Directors or any committee thereof and as officers of the Partnership, except that no employee of the Advisor who also is a Director of the Partnership shall receive any compensation from the Partnership for serving as a Director or officer other than for reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board of Directors or any committee thereof.

11. Fees.

(a) Asset Management Fee. The Partnership shall pay to the Advisor quarterly, for services and expenses rendered under this Agreement, an annual Asset Management Fee of 1.25% (One point Two Five percent) calculated as follows: The Asset Management Fee for any calendar year shall be an applicable percentage of the market value of the portfolio. The method used to calculate such Asset Management Fee shall be based upon the market value as determined as follows: (The most recent annual or quarterly third party audit of the Partnership determines the Partnership EBITDA which shall divided by .07) x1.25%. If the Asset Management Fee is payable with respect to any calendar year or partial year, it shall be prorated based on the number of days elapsed during any such partial calendar year and paid quarterly based on the most recent audit.

(b) Payment of Asset Management Fee. The Advisor shall compute the compensation payable to it under Section 11(a) of this Agreement within 45 days of the end of each calendar quarter. A copy of the computations made by the Advisor to calculate its compensation shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of the compensation earned under Section 11(a) of this Agreement shown therein shall be due and payable within 60 days after the end of such calendar quarter.

12. Expenses.

(a) The Partnership shall pay directly or reimburse the Advisor, unless noted as paid by the advisor, for the following expenses in addition to the compensation provided for in this Agreement:

(i) allprojectcosts of property related personnel and expenses used by the Partnership (whether employed by the Partnership or another entity) and involved in the business of the Partnership shall be paid by the Partnership; off project site office employee administrative costs and expenses involved in the daily operations of the Partnership normallyhoused at 140 East Main Radford, Virginia shall be paid by advisor.

(ii) all expenses incurred in connection with the initial investment of the funds of the Partnership, including all direct expenses incurred in connection with investigation and acquisition of Properties shall be paid by the Partnership;

(iii) principal, interest and other costs for borrowed money, including discounts, points and other similar fees shall be paid by the Partnership;

(iv) taxes and assessments on income or property and taxes as an expense of doing business shall be paid by the Partnership;

(v) fees and commissions, including finder's fees and brokerage commissions with respect to the acquisition and disposition of assets of the Partnership, whether payable to an Affiliate of the Advisor or an unrelated Person, including, without limitation, costs of foreclosure, maintenance, repair and improvement of Property shall be paid by the Partnership;

(vi) costs associated with insurance required in connection with the business of the Partnership or by the Board of Directors to be paid by the Partnership;

(vii) all on site expenses of managing and operating real property owned by the Partnership, whether payable to an Affiliate of the Advisor or an unrelated Person shall be paid by the Partnership;

(viii) fees and expenses of legal counsel for the Partnership operations and properties shall be paid by the Partnership;

(ix) fees and expenses of independent auditors and accountants for the Partnership operations and properties, shall be paid by the Partnership;

(x) all expenses in connection with payments to the Board of Directors or any committee thereof and meetings of the Board of Directors or any committee thereof and Shareholdersmeetings shall be paid by the Partnership;

(xi) expenses associated with listing the Shares on a national stock exchange or quoting the Shares on the OTCBB, NASDAQ, etc National Market System if requested by the Board of Directors, or with the issuance and distribution of any additional Shares of the Partnership at any time, such as legal and accounting fees, listing and registration fees, and other expenses shall be paid by the Partnership, any Partnership taxes due shall be paid by the Partnership;

(xii) Partnership dividend and dividend distributions shall be paid by the Partnership;

(xiii) expenses of organizing, revising, amending, converting, modifying or terminating the Partnership, the Certificate of Limited Partnership or the Partnership Agreement shall be paid by the Partnership; and

(xiv) Partnership expenses of maintaining communications with Shareholders, including the cost of preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities shall be paid by the Partnership; and

(xv) all costs and expenses associated with the office space at 140 East Main Street Radford, Virginia 24141 used by employees involved in the business of the Partnership shall be paid by the advisor.

Expenses incurred by the Advisor on behalf of the Partnership and payable pursuant to this Section, shall be reimbursed quarterly to the Advisor within 60 days after the end of each quarter. The Advisor shall prepare a statement documenting the expenses of the Partnership during each quarter, and shall deliver such statement to the Partnership within 45 days after the end of each quarter. Notwithstanding anything in this Agreement to the contrary, the Advisor or the Partnership may direct that reimbursement amounts otherwise payable to the Advisor by the Partnership shall instead be paid directly to such Person or Persons who or which are legally entitled thereto.

(b) Except as otherwise provided herein, the Advisor shall pay all of its expenses of performing its obligations under this Agreement, including, without limitation, the following expenses:

(i) employment expenses of the Advisor, including, but not limited to, salaries, wages, payroll taxes, costs of employee benefit plans, and temporary help expenses, except to the extent that such expenses are otherwise reimbursable pursuant to Section 12(a) of this Agreement or the Certificate of Limited Partnership or Partnership Agreement;

(ii) audit fees and expenses of the Advisor;

(iii) legal fees and other expenses of professional services to the Advisor;

(iv) rent, telephone, utilities and other office expenses of the Advisor;

(v) insurance of the Advisor; and

(vi) all other administrative expenses of the Advisor.

13. Limitation on the Advisor's Investment Advice. Notwithstanding anything to the contrary in this Agreement, the Advisor shall not be required to, and shall not, advise the Partnership as to any investments in securities, except when, and to the extent that, the Advisor and the Partnership specifically agree (i) that such advice is desirable, and (ii) that such advice can be rendered consistently with applicable legal requirements, including any applicable provisions of relevant "investment advisor" laws.

14. Other Services. Should the Board of Directors request that the Advisor or any employee thereof render material services for the Partnership other than set forth in Section 2, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.

15. Limitation on Operating Expenses. Within 120 days from the end of any Calendar Year, the Advisor shall refund to the Partnership the amount, if any, by which the Operating Expenses of the Partnership, excluding extraordinary nonrecurring items and those items referred to in Section 14, during such Calendar Year exceeded the greater of either of the following limitations:

(a) 2% of the Average Invested Assets of the Partnership for such Calendar Year; or

(b) 25% of the Partnership's Partnership Net Income for such Calendar Year, determined in accordance with generally accepted accounting principles.

The Directors of the Partnership may determine that, because of unusual and nonrecurring factors which they deem sufficient, a higher level of Operating Expenses is justified for such Calendar Year. The Advisor shall be promptly reimbursed for any payments made under this Section 15 if, in any succeeding Calendar Year, the Operating Expenses of the Partnership are less than the permitted level of Operating Expenses.

16. Advisory Responsibility. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and with integrity, and shall not be responsible for any action of the Partnership in following or declining to follow any advice or recommendation of the Advisor. Neither the Advisor, its shareholders, directors, officers nor employees nor any of its Affiliates, nor any Person contracting with the Advisor for services and its shareholders, directors, officers and employees nor any of its Affiliates shall be liable to the Partnership or its Shareholders, except by reason of acts constituting gross negligence or willful misconduct. The Advisor hereby agrees to look solely to the assets of the Partnership for satisfaction of all claims against the Partnership, and in no event shall any Shareholder, Director, officer or agent of the Partnership have any personal liability for the obligation of the Partnership under this Agreement.

17. Incorporation of the Certificate of Limited Partnership and Partnership Agreement. To the extent the Certificate of Limited Partnership and Partnership Agreement impose obligations or restrictions on the Advisor or grant the Advisor certain rights which are not set forth in this Agreement, the Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Advisor with the same force and effect as if they were set forth herein.

18. Fiduciary Duty and Indemnification. Subject to Section 16, the Advisor shall have a fiduciary relationship to the Shareholders. However, the Partnership shall indemnify the Advisor, to the fullest extent permitted by law, for its liabilities and losses arising from the operations of the Partnership (including its costs and expenses, including legal fees and expenses, incurred in connection with investigating and defending itself against such liabilities and losses) if the following conditions are met:

(a) the Directors have determined, in good faith, that the course of conduct which caused the liability or loss was undertaken in good faith within what the Advisor reasonably believed to be the scope of its employment or authority and for a purpose which it reasonably believed to be in the best interests of the Partnership;

(b) the Directors have determined, in good faith, that the liability or loss was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law on the part of the Advisor; and

(c) the indemnified amount is recoverable only out of the assets of the Partnership and not from the Shareholders.

Notwithstanding the foregoing, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws associated with the Offering of the Shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

19. Transactions between the Advisor and the Partnership. All transactions between the Advisor and the Partnership shall require the approval by a majority of the Directors and shall otherwise comply with the conflict of interest provisions of the Partnership Agreement.

20. Relationship of Advisor and Partnership. The Partnership and the Advisor are not partners or joint ventures with each other, and nothing herein shall be construed to make them such partners or joint ventures or impose any liability as such on either of them.

21. Other Activities. Except as otherwise expressly provided herein, nothing contained herein shall limit the right of the Advisor or any of its officers, directors or employees, whether or not a Director, officer or employee of the Partnership, to engage in other business activities or to render services of any kind to any other Person even if such other business activities or services may be in direct competition with the Partnership.

22. Term; Termination of Agreement.

(a) This Agreement shall have an initial one year term ending October 21, 2014, and thereafter shall be renewed for additional one-year terms upon the consent of the Directors.

(b) Prior to any renewal of this Agreement, the Directors shall review (i) the performance of the Advisor hereunder to determine its compliance with the provisions of this Agreement, and (ii) the fees payable to the Advisor hereunder to determine whether they are reasonable in relation to the nature and quality of services performed. The findings of the Directors shall be recorded in the minutes of the Directors.

(c) This Agreement shall be terminable (i) without cause by the Advisor or (ii) without cause by a majority of the Directors, in each case upon 60 days' prior written notice to the non-terminating party.

(d) In the event of the termination of the Advisor, the Advisor will cooperate with the Partnership and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function to another Person.

(e) At the sole option of a majority of the Directors, this Agreement may be terminated for cause by written notice of termination from the Partnership to the Advisor if any of the following events occur:

(i) if the Advisor shall violate or default in the performance of any material provision of this Agreement and, after written notice of such violation or default, shall not cure such violation or default within 30 days;

(ii) if the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of the Advisor, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

(iii) if the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

(f) Any notice of termination under this Section shall (except to the extent this Section requires a different notice period) be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. The Advisor agrees that if any of the events specified in subparagraph (ii) or (iii) of Section 22(e) shall occur, it shall give written notice thereof to the Board of Directors within 5 days after the occurrence of such event.

23. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement pursuant to Section 22 hereof, the Advisor shall not be entitled to compensation for further services rendered hereunder, but shall be entitled to receive from the Partnership within 30 days after the effective date of such termination, an amount in cash equal to all earned but unpaid Asset Management Fees payable to the Advisor prior to the termination of this Agreement.

(b) Within a reasonable period of time, but in no event later than 30 days after the termination of this Agreement, the Advisor shall:

(i) pay over to the Partnership all money collected and held for the account of the Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors; and

(iii) deliver to the Board of Directors all property and documents of the Partnership then in the custody of the Advisor.

The Advisor shall be entitled to receive, promptly after such 30-day period, reimbursement for any additional expenses to which it is entitled (and for which it has not been reimbursed under clause (i) of Section 23(b)).

24. Assignment. This Agreement may be assigned by the Advisor with the approval of a majority of the Board of Directors; provided, however, that such approval shall not be required in the case of an assignment to a corporation, association, trust or organization which may take over the assets and carry on the affairs of the Advisor, provided that at the time of such assignment, such successor organization shall be owned substantially by the Advisor or its Affiliates and that an officer of the Advisor shall deliver to the Board of Directors a statement in writing indicating the ownership structure of the successor organization. Such an assignment shall bind the assignees hereunder in the same manner as the Advisor is bound hereunder and the assignee shall be entitled to any and all rights under this Agreement, including those set forth in section 18. Upon assignment of this Agreement, the Advisor shall be discharged from its future duties and shall not be entitled to any of the rights granted under this Agreement. This Agreement shall not be assigned by the Partnership without the consent of the Advisor, except in the case of an assignment by the Partnership to a corporation or other organization which is a successor to the Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Partnership is bound hereunder.

25. Not applicable

26. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered to the addresses set forth herein:

To the Board of Directors or to the Partnership:

Unlimited Sky REIT, LP
140 East Main Street
Radford, Virginia 24141
Attn: Board of Directors

To the Advisor:

Unlimited Sky Holdings, Inc.
140 East Main Street
Radford, Virginia 24141
Attn: Tokie D. Kinser

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section.

27. Modification. This Agreement shall not be changed, modified, amended, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assigns.

28. Shareholder Liability. No Shareholder of the Partnership shall be personally liable for any of the obligations of the Partnership under this Agreement.

29. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

30. Binding. This Agreement shall bind any successors or permitted assigns of the parties hereto as herein provided.

31. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

32. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

33. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

34. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

35. Titles Not to Affect Interpretation. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

36. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

Unlimited Sky REIT, LP.
a Virginia Limited Partnership

By: Tokie D. Kinser

Title:Tokie D Kinser, President

Unlimited Sky Holdings, Inc.,
a Virginia corporation

By: Robert Chalnick

Title:Robert Chalnick, CFO

hellosign

Audit Trail

Unique document ID: 01d8d942751099b77e18d54d37dd2bcd47e05661
Document name: Advisory Management Agreement
Status: Signed and closed

10/21/2013

14:28:37 UTC-5 Document (Advisory Manageme... - 10.21.2013.pdf) uploaded by kinsermark81@gmail.com
IP: 216.252.196.175

14:30:55 UTC-5 Document signed by kinsermark81@gmail.com
IP: 216.252.196.175

14:30:55 UTC-5 Document sent for signature to: Robert Chalnick (rchalnick@thecfoconnection.com)
IP: 216.252.196.175

14:39:25 UTC-5 Document viewed by Robert Chalnick (rchalnick@thecfoconnection.com)
IP: 65.190.6.20

14:40:27 UTC-5 Document signed by Robert Chalnick (rchalnick@thecfoconnection.com)
IP: 65.190.6.20

14:40:27 UTC-5 The document has been signed and is now closed.